Exhibit 99.1

   News Release

FOR IMMEDIATE RELEASE

CONTACT:	John Nesbett/Kate McNeil	David Townsend
	The Investor Relations Group	Liquidmetal Technologies
	(212) 825-3210	(949) 206-8012

Liquidmetal Technologies Names John K. Thorne Interim CEO,

Announces Board Changes and Expansion

LAKE FOREST, CA, December 16, 2004---Liquidmetal® Technologies, Inc. (OTC: LQMT) has appointed John K. Thorne as Interim President and Chief Executive Officer. In addition, Singapore executive Thian-Song Tjoa has stepped down from his long-standing post as a member of the company’s Board of Directors, and the Company has elected Robert J. Biehl and C.K. Cho to the Board, increasing its total membership to seven directors.

Thorne brings to his assignment more than 35 years of leadership and management experience in fabrication, casting, product development, technical management and P&L responsibility with high-performance alloy and specialty metals companies, including Ruger Investment Casting Division of Sturm, Ruger & Co., Inc., IMI Titanium, Inc., Precision Castparts Corporation and Howmet Corporation. Currently, he is President and CEO of Thorne Technologies, LLC, an Arizona-based metallurgical engineering and management consulting firm serving high technology metals industries. He holds a bachelor degree in Metallurgical Engineering and an MBA in Business Administration from Cornell University, and an MSE and Ph.D. in Metallurgical Engineering from the University of Michigan.

 “John Thorne’s depth of experience in high technology metals manufacturing and general operations will enhance the Company’s efforts to further increase our efficiencies and cost structure,” commented John Kang, Chairman.  In his interim position, Thorne will oversee further development and refinement of the Company’s manufacturing processes, organizational structure, and day-to-day operations, enabling Kang to intensify his focus on potential product, customer and strategic partnership initiatives.

Cho joins the Liquidmetal Board of Directors as the current Chief Executive Officer of Winvest Venture Partners Inc, a South Korea-based investment management firm. Prior to joining Winvest, Cho held various positions at Samsung Electronics over an 18-year tenure. As both a former general manager of purchasing for Samsung, and Chief of the International Procurement Office for Samsung Electronics America, where he managed a $700 million annual procurement budget, Cho has an extensive background in technology and manufacturing.

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Biehl, Founder and President of Masterplanning Group International, is a business consultant who has provided organizational and leadership advisory services to more than 2,500 executives since the inception of his company in 1976. He is the author of 20 published books on personal and organizational development and is a charter member of the board of directors of Focus on the Family.

“Bobb Biehl and C.K. Cho will help broaden and strengthen the Board’s perspective, particularly in areas of organizational development and manufacturing, and we welcome them onboard,” Kang said.  “We also thank Song for his eight years of dedicated service to the Board during our formative years as both a private and public company. He remains a significant investor in Liquidmetal, but is reducing his business activities in order to pursue personal interests at this time. We value his past support and wish him well in his future endeavors.”

                With the addition of Biehl and Cho and the retirement of Thian-Song Tjoa, the Company’s Board now has four independent and three non-independent directors. Continuing their service on the Board are: Vincent Addonisio (Lead Independent Director), President and CEO of Regency Strategic Advisors; Dean G. Tanella, President of Safe Harbor Capital, LLC and AJD Capital, LLC; William Johnson, Ph.D., co-discoverer of Liquidmetal® alloys and Mettler Professor of Engineering and Applied Physics at California Institute of Technology; John Kang, Chairman, and James Kang, Founder, of Liquidmetal Technologies.

About Liquidmetal Technologies, Inc.

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys.  Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys.  Bulk Liquidmetal®  alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs.  Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our anticipated financial results, as well as our plans, future events, objectives, expectations, forecasts, and the assumptions on which those statements are based. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ

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materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties include: unforeseen events that could further delay completion of the company’s ongoing audit process; pending litigation against the company and its potential outcome; our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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